                                                                    Exhibit 99.A


February 25, 1997

Fina Inc.
To the attention of the Board of Directors
Fina Plaza
8350 North Central Expressway
USA - Dallas, Texas 75208

Ladies and Gentlemen,

We are pleased to propose a negotiated merger as a result of which Fina, Inc. would become a wholly-owned affiliate of PetroFina. The principal terms are as follows:

1. The transaction would be a negotiated merger in which each holder of a Class A share not owned by PetroFina and its affiliates would receive US$ sixty (60) per share. We propose to discuss with you whether Fina shareholders would receive PetroFina shares, or cash, or an option of either.

2. Consummation of the merger would be subject, among other things, to approval of the Board of Directors of Fina, Inc. and negotiation and execution of a definitive merger agreement containing customary terms and conditions.

We advise you that concurrently with this transaction, PetroFina intends to seek listing on The New York Stock Exchange of American Depositary Receipts
(ADRs) representing shares of PetroFina S.A.

We understand that you may wish to consider this proposal through a special committee of independent directors and that such committee may wish to retain its own advisors to assist in that consideration. We invite your representatives to meet with our advisors to discuss this proposal at your earliest convenience.

We hope you will give this proposal your prompt attention. We reserve the right to amend or withdraw this proposal at any time in our discretion.

Sincerely,

PetroFina S.A.

/s/  Michel-Marc Delcommune
Michel-Marc Delcommune
Executive Director

 /s/  Francois Cornelis
Francois Cornelis
Vice-Chairman and Managing Director

                               Page 4 of 5 pages